Exhibit 5

JACKSON WALKER L.L.P.
901 MAIN STREET, SUITE 6000
DALLAS, TEXAS 75202

February 7, 2005

Affiliated Computer Services, Inc.
2828 North Haskell Avenue
Dallas, Texas 75204

Re:	Registration Statement on Form S-8 ACS Supplemental Savings Plan

Gentlemen:

     We have acted as counsel for Affiliated Computer Services, Inc. (the “Company”) in connection with the Registration Statement on Form
S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission to effect the registration, pursuant to the Securities Act of 1933, of an additional $35,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations”), which may be offered by the Company under the above-referenced plan (the “Plan”).

     In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and statements of directors, officers and employees of, and the accountants for, the Company. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate and other instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including the Plan. In addition, we have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion.

     We have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all the documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

     Based upon and subject to the foregoing, we advise you that, in our opinion, the Deferred Compensation Obligations, when issued in accordance with the terms of the Plan, will be binding obligations of the Company enforceable against the Company in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and subject to general equity principles.

     We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

     We express no opinions as to matters under or involving any laws other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

Very truly yours,
/s/ JACKSON WALKER L.L.P.